Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan of Genelux Corporation of our report dated March 29, 2024 (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern), with respect to the financial statements of Genelux Corporation included in Genelux Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 29, 2024